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                                                                   Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 33 to Registration Statement No. 2-64536 on Form N-1A of Lord Abbett U.S. Government & Government Sponsored Enterprises Money Market Fund, Inc. of our report dated August 25, 2004 on the financial statements of Lord Abbett U.S. Government & Government Sponsored Enterprises Money Market Fund, Inc. for the year ended June 30, 2004 and to the references to us under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statements of Additional Information, both of which are part of this Registration Statement.


/s/Deloitte & Touche LLP
------------------------
Deloitte & Touche LLP
New York, New York
October 28, 2004